EXHIBIT 10.39

By-Product Marketing Agreement
Heartland Grain Fuels L.P.
And
Dakotaland Feeds, LLC

Where as Heartland Grain Fuels does operate ethanol-manufacturing facilities in Aberdeen and Huron SD that do produce certain by-products that have feed value and Dakotaland Feeds, LLC is a feed manufacturing and marketing company with facilities Huron SD and a marketing presence in all of eastern SD, Heartland Grain Fuels and Dakotaland Feeds, LLC enters into the following agreement.

Heartland Grain Fuels Agrees To:

1.                               Provide Condensed Distillers Solubles (CDS) known as Distillers Syrup, Wet distillers Grains (WDG) and Dried Distillers Grains with Solubles (DDG/S) to Dakotaland Feeds, LLC on a FOB basis for retail resale. Heartland agrees to provide these products in good and marketable condition. Heartland may upon mutual agreement mix these products from time to time.

2.                               Provide Dakotaland Feeds with prices for these products as per a formula yet to be developed. This formula will take into account the relative feed value of the by-products as compared to other feedstuffs in the marketplace.

3.                               Compensate Dakotaland Feeds, LLC [*]% of the FOB value of all by-products locally sold retail. It is understood that Dakotaland will use their “Cash” price for this calculation.

4.                               Reimburse Dakotaland Feeds for any adjustments that are required to be made to any customer that result from product quality complaints. Heartland will only be responsible for quality complaints that are documented to have been the result of poor product leaving one of the Heartland plants. Heartland reserves the right to investigate and acknowledge all product complaints prior to making any adjustment.

5.                               Provide all equipment necessary to load byproducts on delivery equipment at each plant.

6.                               Allow Dakotaland Feeds exclusive marketing rights to retail sales of these by-products on a local basis.

7.                               Provide Dakotaland Feeds with inventory and production numbers.

8.                               Heartland Grain Fuels reserves the right to approve any pricing for sales commitments for product to be shipped more than 30 days from the time of the commitment. It is agreed that all forward pricing will be confirmed in writing.

* Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Dakotaland Feeds, LLC Agrees To:

1.                               Endeavor to advertise promote and market by-products FOB Heartland Grain Fuels plants on a wet basis to avoid drying expense.

2.                               Arrange logistics including delivery or patron pick-up of all products sold retail.

3.                               Provide Heartland Grain Fuels with communication regarding shipments as are reasonable to allow Heartland to manage their inventories.

4.                               Provide communication with Farmland Feeds Ingredient group to provide for the orderly marketing of all residual products on a dry basis and ensure sales of all by-products to prevent the ethanol plants from having to shut down.

5.                               Accept accounts receivable risk for all retail sales.

6.                               Handle all accounting function for by-product transactions. Dakotaland Feeds will compensate Heartland Grain Fuels each Friday for products sold in the previous week, less the agreed commission and provide documentation of same.

7.                               Handle all purchase agreements and customer contracts. Dakotaland will provide communication with Heartland to assure proper product pickup and billing documentation.

It is also mutually agreed by the parties that Heartland will continue to provide personal to coordinate the logistics of sales of the by-products. Dakotaland agrees to reimburse Heartland for 50% of the cost of the person performing that job function. It is further mutually agreed that this percentage may be adjusted from time to time as needed.

This commercial agreement is intended to commence February 1, 2001 and continue to be in effect until terminated by either party upon written 60-day notice. As both companies are interested in the well being of the other, this agreement can be amended as needed by mutual consent.

This agreement is hereby amended and replaces pervious agreements by the signatures below on the date of signature.

/s/ Bill Paulsen	2-1-01
Heartland Grain Fuels	Date

/s/ illegible	2-1-01
Dakotaland Feeds, LLC	Date